A rare perfect track record for this artist

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Anthony DeSimone, Masterworks <adesimone@investors.masterworks.com>
to me

Hi Sam,

Hope you're having a great weekend. The fall auction season is warming up here in New York, so we've been looking back through our collection at artists who have had consistent track records of appreciation at auction.

One artist stands out above the rest: [Alighiero Boetti](#)

Every single time Boetti's tapestries have returned to auction, they've gone up in value. 33 repeat auction sales, across three decades ('99-'24).

100% track record.


Boetti's 100% Frequency of Appreciation
BOETTI (33 SALES, '99-'24)
100%
BANKSY (26 SALES, '07-'23)
96%
BASQUIAT (100 SALES, '96-'24)
96%
BROWN (33 SALES, '00-'24)
94%
MONET (81 SALES, '96-'24)
94%
KUSAMA (173 SALES, '98-'24)
94%

It's one factor to consider, but we have a lot of confidence in the long-term appreciation horizon for our Boetti tapestries due to this frequency of appreciation.

Invest in our Boetti offering here, or view the offering circular below.

Thanks,

Anthony DeSimone

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Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281